EXHIBIT 99.2
FOR IMMEDIATE RELEASE


Investor Relation Contact:                  Company Contact:
Jason Thompson                              John Prisco
Lippert/Heilshorn & Associates              President, CAI Wireless Systems,
                                            Inc.
212/838-3777                                518/462-2632


                     CAI WIRELESS SYSTEMS, INC. ANNOUNCES
                          APPOINTMENT OF NEW OFFICER


     ALBANY, N.Y., OCTOBER 9,1996 -- CAI WIRELESS SYSTEMS, INC. ("CAI")

(NASDAQ NM: CAWS) today announced the appointment of Robert B. Gore as Senior

Vice President Business Development of CAI.  Mr. Gore comes to CAI as a 16-year veteran of Bell Atlantic Corporation (NYSE: BEL), where he most recently served as Executive Director - Bell Atlantic International, Inc. Business Development.

     Mr. Gore, who will be responsible for overseeing CAI's business development, said, "I am pleased to be joining CAI.  I believe that the Company has tremendous potential to add to its success and I am excited by the opportunity to participate."

     John Prisco, CAI President and Chief Operating Officer, said, "We are extremely pleased with the addition of Robert Gore to the CAI management team.

His experience should prove valuable to CAI's further development."

     CAI, based in Albany, New York, operates six analog-based wireless systems in New York City, Rochester and Albany, NY, Philadelphia, PA, Washington, DC

and Norfolk/Virginia Beach, VA.  CAI also has a portfolio of wireless cable channel rights in eight additional markets, including, Long Island, Buffalo and

Syracuse, NY, Providence, RI, Hartford, Boston, Baltimore and Pittsburgh.



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